News Release

For Immediate Release                        For Further Information Contact:
July 3, 2008                               George Lancaster, Hines
    713/966-7676
    george_lancaster@hines.com

HINES REIT ANNOUNCES THIRD PUBLIC OFFERING

(HOUSTON, TX) – Hines Real Estate Investment Trust, Inc. (Hines REIT) announced today that its third public offering was declared effective by the Securities and Exchange Commission on July 1, 2008.  Hines REIT will immediately commence sales of its common stock under this third public offering through its affiliated dealer manager, Hines Real Estate Securities, Inc., and select broker dealers and financial advisors.  In addition to offering these shares through commission-based platforms at select broker dealers, this third offering will also be offered through fee-based platforms at select broker dealers.  Hines REIT has raised over $2 billion in proceeds through its two previous public offerings.

The third offering of Hines REIT consists of $3 billion in shares of common stock initially priced at $10.66 per share for shares purchased through commission-based financial advisors (with discounts available for certain categories of purchasers).  For shares purchased through fee-based financial advisors, the shares are initially priced at $9.68 per share due to the ability to waive the up-front commission and fees.  In addition, Hines REIT is offering up to $500 million in shares of common stock, initially priced at $10.13 per share, under its dividend reinvestment plan.

Hines REIT intends to use the proceeds from this offering to continue to invest in institutional-quality office properties located throughout the United States as well as in other real estate investments including, but not limited to, properties outside of the United States, non-office properties, loans and ground leases.  The current portfolio of Hines REIT consists of direct and indirect interests in 46 properties. These properties consist of 43 office properties located throughout the United States, one industrial property located in Dallas, Texas, one industrial property located in Rio de Janeiro, Brazil, and one mixed-use office and retail property located in Toronto, Ontario.

Hines REIT is sponsored and managed by Hines Interests Limited Partnership (Hines) and its affiliates. Hines is a fully integrated international real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.

Hines REIT is headquartered in Houston, Texas, and is located at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056.

This press release is neither an offer to sell nor a solicitation to purchase securities. Any such solicitation must be preceded or accompanied by a prospectus. Investors should read the prospectus carefully before investing and carefully consider the investment objectives, risks, charges and expenses and other important information regarding the offering.  For a prospectus, please contact Hines Real Estate Securities, Inc., the dealer manager at 888- 446-3773.

No sales may be made in any state where an offer or sale would be unlawful before local registration. Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has passed on or endorsed the merits of the offering of Hines REIT. Any representation to the contrary is unlawful.